UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 21, 2009

THE DIXIE GROUP, INC.
 (Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)

(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 21, 2009, the Dixie Group, Inc., (the “Company”) entered into a financing arrangement with General Electric Capital Corporation (“GE”), structured as a sale lease-back, to provide approximately $4,600,000.00 of financing for the purchase of three items of tufting equipment.  Net of deposits and a required letter of credit, the Company will receive approximately $2,440,000.00 of funds. Pursuant to the arrangement, a wholly-owned subsidiary of the Company sold three items of tufting equipment to GE; simultaneously, the subsidiary (Masland Carpets, LLC), leased the equipment back from GE (the “Lease”).  One item of equipment had been purchased by the Company last year, and the other two items were purchased contemporaneously with the sale lease-back transaction.

The Lease has a 5 year term, and provides the Company the right to purchase the underlying equipment at the end of 3 and 4 years at a percentage of the purchase price of the equipment specified in the schedule to the Lease, and at the end of the term at the fair market value of the equipment.  The monthly lease payments that the Company (through its subsidiary) is obligated to pay under the terms of the lease is approximately $72,000.00. The Company has guaranteed prompt payment in full of its subsidiary’s obligations under the lease pursuant to a guarantee agreement (“the Guarantee”).  In the event of default by the subsidiary, and in the event of other circumstances amounting to a default and described more fully in the Lease and Guarantee, the Company could become liable for a “stipulated loss value” and related expenses, customary in these types of transactions.

Item 9.01(d)

Financial Statements and Exhibits

10.01

Master Lease Agreement by and between General Electric Capital Corporation and Masland Carpets, LLC, dated August 21, 2009.

10.02

Schedule to Master Equipment Lease, dated August 21, 2009.

10.03

Corporate Guaranty, as executed by The Dixie Group, Inc., dated August 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2009	THE DIXIE GROUP, INC.
/s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer